Exhibit 99

CONTACTS:
Investors:	REGIS CORPORATION:
Jack Nielsen – Director of Finance – Investor Relations
(952) 947-7000

Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin
(212) 994-4660

For Immediate Release

REGIS FIRST QUARTER REVENUES GREW 15 PERCENT TO $584 MILLION

-First Quarter Same-Store Sales Increased 0.7 Percent-

MINNEAPOLIS, October 12, 2005 -- Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 15 percent in the first fiscal quarter of 2006 to a record $584 million, compared to $506 million a year ago. First quarter hair salon revenue was impacted by the loss of 2,400 salon days as a result of Hurricanes Katrina and Rita. The Company estimates that these closures reduced first quarter revenue by approximately $2.1 million. During the comparable period last year, the Company lost 3,300 salon days and an estimated $4 million in revenue due to hurricanes.

First Quarter Revenues:

	For the Three Months Ended September 30, 2005
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated
Revenues:
Service	$337,193	$31,373	$11,802	$10,601	$390,969
Product	146,513	11,701	1,420	14,118	173,752
Royalties and fees	9,837	8,407	—	1,264	19,508
Total	$493,543	$51,481	$13,222	$25,983	$584,229

	For the Three Months Ended September 30, 2004
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers*	Consolidated
Revenues:
Service	$301,866	$32,008	$5,561	$—	$339,435
Product	136,338	11,286	495	—	148,119
Royalties and fees	10,224	8,444	—	—	18,668
Total	$448,428	$51,738	$6,056	$—	$506,222

*Regis Corporation acquired Hair Club for Men and Women on December 1, 2004.

First Quarter Hair Salon Same-Store Sales:

For the Three Months Ended September 30,

	2005			2004
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.1%	-2.9%	-0.4%	0.6%	-4.3%	-0.3%
MasterCuts	1.3	-7.1	-0.5	-0.5	-9.1	-2.5
Trade Secret	-2.6	-2.0	-2.1	-0.3	1.8	1.6
Strip Center Salons	2.1	3.3	2.2	-0.6	-2.4	-0.8
SmartStyle	5.3	2.9	4.4	5.8	4.0	5.1
Domestic Same-Store Sales	1.8%	-0.7%	1.1%	0.9%	-0.2%	0.5%

International Same-Store Sales	-5.9%	2.4%	-3.6%	2.7%	14.7%	5.6%

Consolidated Same-Store Sales	1.3%	-0.5%	0.7%	1.0%	0.6%	0.9%

International same-store sales for the quarter represent the 12-week period ended September 17, 2005 versus the 12-week period ended September 18, 2004.

First Quarter Unit Growth:

	Units as of	New Builds		Acquired	Franchise	Closed or	Units as of	Quarterly
	6/30/2005	Corporate	Franchise	Units	Buybacks	Remodeled	9/30/2005	Change
Hair Salons	10,879	125	57	48	42	115	10,952	73
Beauty Schools	24	—	—	11	—	—	35	11
Hair Restoration Centers	90	—	—	—	—	—	90	—
Systemwide Totals	10,993	125	57	59	42	115	11,077	84

Trailing 12 Month Unit Growth:

	Units as of	New Builds		Acquired	Franchise	Closed or	Units as of	12-Month
	9/30/2004	Corporate	Franchise	Units	Buybacks	Remodeled	9/30/2005	Change
Hair Salons	10,251	529	278	434	123	417	10,952	701
Beauty Schools	11	—	—	24	—	—	35	24
Hair Restoration Centers	—	—	—	91	—	1	90	90
Systemwide Totals	10,262	529	278	549	123	418	11,077	815

Regis Corporation will announce first quarter 2006 earnings results on October 26, 2005. A conference call discussing first quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

Regis Corporation (RGS) is the beauty industry’s global leader in salons, hair restoration centers and education. As of June 30, 2005, the Company owned or franchised 11,077 worldwide locations; which included 10,952 beauty salons, 90 hair restoration centers and 35 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These and other concepts are located in the U.S. and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward–looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon and beauty school acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 8, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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